Exhibit (a)(1)(H)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION CONTEMPLATED HEREIN; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SUPPLEMENT

TO

OFFER TO EXERCISE

WARRANTS TO PURCHASE COMMON STOCK

OF PAVMED INC.

JANUARY 26, 2018

In this supplement (this “Supplement”), references to “we,” “us,” “PAVmed” or the “Company” are to PAVmed Inc., a Delaware corporation, and references to “you” are to eligible holders of outstanding warrants.

On January 11, 2018, we offered to holders of outstanding warrants to purchase 10,567,845 shares of the Company’s common stock issued in the Company’s initial public offering (“IPO”) and in private placements prior to the IPO, each with an exercise price of $5.00 per share, and any subsequently issued warrants with identical terms and conditions (collectively, the “Series W Warrants”), upon the terms and subject to the conditions set forth in an offer to exercise warrants to purchase common stock, dated January 11, 2018, the opportunity to exercise the Series W Warrants at a temporarily reduced exercise price of $2.00 per share of common stock (the “Offer to Exercise”).

By this Supplement, we are providing you with additional information that may be useful to you in considering participation in the Offer to Exercise.

The date of this document is January 26, 2018

ADDITIONAL INFORMATION

On January 19, 2018, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with Dawson James Securities, Inc., as the sole underwriter (the “Underwriter”), relating to the sale to the public of 2,415,278 shares of the Company’s common stock on a firm commitment underwritten basis (the “Offering”). The shares were offered to the public at a price of $1.80 per share. The Underwriter was entitled to purchase the shares at a discount of $0.144 per share, representing 8% of the public offering price. The Company also granted to the Underwriter a 45-day option to purchase up to 362,292 additional shares solely to cover overallotments, if any.

On January 23, 2018, the Company consummated the Offering. On January 25, 2018, the Company closed on the sale of an additional 234,540 shares subject to the overallotment option. The Underwriter may exercise the overallotment option as to the remaining 127,752 shares on or prior to March 5, 2018. After deducting underwriting discounts and estimated expenses payable by the Company associated with the Offering, the net proceeds to the Company were approximately $4.3 million. The Company expects the net proceeds will be approximately $4.5 million, if the remaining portion of the overallotment option is exercised in full.

The Offering was made pursuant to a prospectus supplement dated January 19, 2018, and an accompanying base prospectus, that were filed as part of the Company’s “shelf” Registration Statement on Form S-3 (File No. 333-220549), which was declared effective on October 6, 2017.

IMPORTANT

Holders should read this Supplement together with the original Offer to Exercise and Election to Participate and Exercise Series W Warrants in considering whether to exercise their Series W Warrants. Except as otherwise set forth in this Supplement, the terms and conditions set forth in the original Offer to Exercise and the Election to Participate and Exercise Series W Warrants remain applicable in all respects. To the extent that any information or amendment contained in this Supplement is inconsistent with the information in the original Offer to Exercise, the information and amendments in this Supplement shall control.

References to the “Offer to Exercise” herein and in the original Offer to Exercise shall be deemed to be references to the Offer to Exercise as supplemented hereby (except as expressly indicated otherwise). References herein and in the original Offer to Exercise to the “Offering Materials” shall be deemed to be references to the original Offer to Exercise, as supplemented by this Supplement, together with the Election to Participate and Exercise Series W Warrants and Notice of Withdrawal. References herein and in the original Offer to Exercise to Annex C shall be deemed to be references to Annex C to this Supplement. In all other cases, terms defined in the original Offer to Exercise and used in this Supplement but not otherwise defined in this Supplement have the meanings assigned to them in the Original Offer to Purchase.

The remaining amendments and supplements to the information contained in the original Offer to Exercise are keyed to the headings in the original Offer to Exercise and are set forth below.

2

SUMMARY OF TERMS

The third paragraph under “Plans or Proposals” on page 5 of the original Offer to Exercise is hereby amended and restated as follows:

“Any holder of Series W Warrants who elects to exercise such holder’s Series W Warrants will acquire additional shares of common stock of the Company as a result of such exercise. As of January 25, 2018, the Company had 17,201,052 shares of common stock outstanding. The Series W Warrants outstanding as of January 25, 2018 are exercisable for an aggregate of 10,567,845 shares of common stock. Assuming all such Series W Warrants are exercised for cash, the Company’s outstanding shares of common stock would increase to 27,768,897 shares, with the shares issuable upon exercise of the Series W Warrants representing approximately 38% of the then outstanding shares of common stock. In such event, the Company would receive gross proceeds of $21,135,690 from the exercises. See “Description of the Offer to Exercise — Section 3: Eligible Warrants.”“

RISK FACTORS

The first paragraph in the risk factor “We may issue shares of our capital stock or debt securities in the future which could reduce the equity interest of our stockholders and might cause a change in control of our ownership.” on page 24 of the original Offer to Exercise is hereby amended and restated as follows:

“Our certificate of incorporation authorizes the issuance of up to 50,000,000 shares of common stock, par value $.001 per share, and 20,000,000 shares of preferred stock, par value $.001 per share. As of the date hereof, we have outstanding 17,201,052 shares of our common stock, 249,667 shares of our Series A convertible preferred stock (“Series A Preferred Stock”) and 357,259 shares of our Series A-1 convertible preferred stock (“Series A-1 Preferred Stock”). We also have $5 million in outstanding secured promissory notes held by Scopia Holdings LLC as described below.”

The sole paragraph in the risk factor “Our management and their affiliates control a substantial interest in us and thus may influence certain actions requiring a stockholder vote.” on page 26 of the Offer to Exercise is hereby amended and restated as follows:

“Our management and their affiliates collectively own approximately 44% of our issued and outstanding shares of common stock. Accordingly, these individuals would have considerable influence regarding the outcome of any transaction that requires stockholder approval. Furthermore, our Board of Directors is and will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. As a consequence of our “staggered” Board of Directors, only a minority of the Board of Directors will be considered for election in any given year and our initial stockholders, because of their ownership position, will have considerable influence regarding the outcome.”

3

The sole paragraph in the risk factor “Our outstanding warrants and other convertible securities may have an adverse effect on the market price of our common stock.” on page 27 of the Offer to Exercise is hereby amended and restated as follows:

“We currently have outstanding warrants and other convertible securities to purchase an aggregate of 15,290,922 shares of our common stock, including (i) 301,416 shares of issuable upon conversion of our Series A Preferred Stock, (ii) 268,001 shares of issuable upon exercise of our Series A Warrants, (iii) 357,259 shares issuable upon conversion of our Series A-1 Preferred Stock, (iv) 279,837 shares issuable upon exercise of our Series A-1 Warrants, (v) 10,567,845 shares issuable upon exercise of our Series W Warrants, (vi) 1,473,640 shares issuable upon exercise of our Series S Warrants, (vii) 106,000 shares issuable upon exercise of the unit purchase option granted to the selling agents in our IPO, and (viii) 1,936,924 shares issuable upon exercise of our employee stock options. In addition, each Series A Warrant is exchangeable for four Series X Warrants, each to purchase one share of common stock, and each Series A-1 Warrant is exchangeable for either five Series W Warrants or four Series X-1 Warrants, each to purchase one share of common stock. Furthermore, dividends on the Series A Preferred Stock may be paid in additional shares of Series A Preferred Stock or in shares of our common stock. We have an effective registration statement under the Securities Act registering the issuance of the shares underlying the employee stock options and the resale to the public of the shares of our common stock underlying the Series A Preferred Stock, the Series A Warrants, the Series X Warrants issuable in exchange for the Series A Warrants, and certain of the Series W Warrants that previously were issued in private placements. Additionally, we have filed a registration statement under the Securities Act registering the resale to the public of the shares of our common stock underlying the Series A-1 Preferred Stock, the Series A-1 Warrants, the Series X-1 Warrants and Series W Warrants issuable in exchange for the Series A-1 Warrants, and the Series S Warrants. The sale, or even the possibility of sale, of such shares could have an adverse effect on the market price for our securities or on our ability to obtain future public financing. If and to the extent our warrants or other convertible securities, or any additional warrants or other convertible securities, we issue, are exercised or converted, you may experience dilution to your holdings.”

DESCRIPTION OF THE OFFER TO EXERCISE

SECTION 2. PURPOSES OF THE OFFER TO EXERCISE AND USE OF PROCEEDS; PLANS OR PROPOSALS

The third paragraph under “Plans and Proposals” beginning on page 32 of the original Offer to Exercise is hereby amended and restated as follows:

“Any holder of Series W Warrants who elects to exercise such holder’s Series W Warrants will acquire additional shares of common stock of the Company as a result of such exercise. As of January 25, 2018, the Company had 17,201,052 shares of common stock outstanding. The Series W Warrants outstanding as of January 25, 2018 are exercisable for an aggregate of 10,567,845 shares of common stock. Assuming all such Series W Warrants are exercised for cash, the Company’s outstanding shares of common stock would increase to 27,768,897 shares, with the shares issuable upon exercise of the Series W Warrants representing approximately 38% of the then outstanding shares of common stock. In such event, the Company would receive gross proceeds of $21,135,690 from the exercises. See “Description of the Offer to Exercise — Section 3: Eligible Warrants.”“

4

SECTION 15. INFORMATION REGARDING THE COMPANY

The fourth paragraph under “Recent Developments—Preferred Stock Financings” beginning on page 41 of the original Offer to Exercise is hereby amended and restated as follows:

“The Series A Preferred Stock presently has a conversion price of $4.97 per share. The Series A Warrants presently have an exercise price of $6.61 per share, are currently exercisable and expire on April 30, 2024. Each Series A Warrant also is exchangeable, at the option of the holder, for four Series X Warrants. The Series X Warrants will have an exercise price of $6.00 per share, will become exercisable on October 31, 2018 and will expire on April 30, 2024, or earlier upon redemption. No Series X Warrants have been issued to date.”

The following is hereby added to the end of “Recent Developments” beginning on page 41 of the original Offer to Exercise:

“Secondary Public Offering

“On January 19, 2018, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with Dawson James Securities, Inc., as the sole underwriter (the “Underwriter”), relating to the sale to the public of 2,415,278 shares of the Company’s common stock on a firm commitment underwritten basis (the “Offering”). The shares were offered to the public at a price of $1.80 per share. The Underwriter was entitled to purchase the shares at a discount of $0.144 per share, representing 8% of the public offering price. The Company also granted to the Underwriter a 45-day option to purchase up to 362,292 additional shares solely to cover overallotments, if any.

“On January 23, 2018, the Company consummated the Offering. On January 25, 2018, the Company closed on the sale of an additional 234,540 shares subject to the overallotment option. The Underwriter may exercise the overallotment option as to the remaining 127,752 shares on or prior to March 5, 2018. After deducting underwriting discounts and estimated expenses payable by the Company associated with the Offering, the net proceeds to the Company were approximately $4.3 million. The Company expects the net proceeds will be approximately $4.5 million, if the remaining portion of the overallotment option is exercised in full.

“The Offering was made pursuant to a prospectus supplement dated January 19, 2018, and an accompanying base prospectus, that were filed as part of the Company’s “shelf” Registration Statement on Form S-3 (File No. 333-220549), which was declared effective on October 6, 2017.”

5

Annex C

PAVMED INC.

PRO FORMA CONSOLIDATED BALANCE SHEET

PRO FORMA FINANCIAL INFORMATION

SEPTEMBER 30, 2017

(unaudited)

The following PAVmed Inc. (“PAVmed” or “the Company”) unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2017 and the corresponding unaudited pro forma financial information, each as presented in Annex C herein, result from giving effect to certain pro forma adjustments of the Series W Warrants Offer-to-Exercise and other transactions as described below, as if such transactions had occurred on September 30, 2017. Such pro forma adjustments include the assumed participation in the Series W Warrants Offer-to-Exercise temporary exercise price of an estimated number of Series W Warrants presently issued and outstanding to non-affiliate holders. Additional pro forma adjustments include the following transactions resulting in the issuance of common stock of the Company, which have occurred after September 30, 2017 through the date hereof, including: the exercise of Series S Warrants, the conversion of shares of Series A Convertible Preferred Stock, and the issuance of shares of common stock in a public offering under an effective shelf registration statement. The pro forma adjustments are based upon available information and assumptions deemed to be reasonable.

The unaudited proforma financial information is presented for illustrative purposes only and does not purport to represent what the Company’s actual financial position would have been had the transaction actually completed on the date indicated, and is not indicative of its future financial condition.

Such pro forma adjustments were applied to the Company’s historical unaudited consolidated balance sheet and other financial statements and notes thereto as of and for the nine months ended September 30, 2017, included in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2017 filed with the SEC on November 14, 2017;

The unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2017 and the corresponding unaudited pro forma financial information has been prepared for inclusion in the Company’s Schedule TO Annex C herein, in conjunction with the Company’s Series W Warrants Offer to Exercise transaction, as such transaction is more fully described in the Schedule TO.

The unaudited Pro Forma Consolidated Balance Sheet and unaudited pro forma financial information presented in Annex C herein should be read in conjunction with the Company’s historical unaudited consolidated financial statements and notes thereto as of and for the nine months ended September 30, 2017, included in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2017 filed with the SEC on November 14, 2017.

C-1

PAVMED INC.

and SUBSIDIARY

PRO FORMA CONSOLIDATED BALANCE SHEET

(unaudited)

	Actual			Pro Forma
	As Reported			Adjusted
	September 30,		Pro Forma	September 30,
	2017	Notes	Adjustments	2017
Assets
Current assets
Cash	$3,111,456	(a)	$5,036,582	$12,371,777
		(b)	(50,000)
		(d)	10,640
		(e)	4,263,099
Prepaid expenses and other current assets	103,272		—	103,272
Total current assets	3,214,728		4,986,582	12,475,049
Equipment, net	17,994		—	17,994
Deferred offering costs	—		—	—
Total assets	$3,232,722		$4,986,582	$12,493,043

Liabilities, Preferred Stock, and Stockholders’ Deficit
Current liabilities
Accounts payable	$991,693		$—	$991,693
Accrued expenses and other current liabilities	354,289		—	354,289
Accrued interest expense	187,500		—	187,500
Series A Warrants	4,731,557		—	4,731,557
Derivative liability	1,298,113		—	1,298,113
Total current liabilities	7,563,152		—	7,563,152

Senior Secured Note, net of $3,417,233 unamortized debt discount	1,582,767		—	1,582,767

Total liabilities	$9,145,919		$—	$9,145,919

COMMITMENTS AND CONTINGENCIES

Preferred Stock
par value $0.001, 20,000,000 shares authorized;
Series A Convertible Preferred Stock, par value $0.001, 422,838 shares issued and outstanding at September 30, 2017	—		—	—

Stockholders’ Deficit
Series A-1 Convertible Preferred Stock, par value $0.001, 125,000 shares issued and outstanding at September 30, 2017	189,550		—	189,550

Common stock, par value $0.001; 50,000,000 shares authorized, 13,343,061 shares issued and outstanding at September 30, 2017	13,343	(a)	2,518	19,719
		(d)	1,208
		(e)	2,650

Additional paid-in capital	12,157,358	(a)	5,034,064	22,292,705
		(b)	(50,000)
		(c)	881,402
		(d)	9,432
		(e)	4,260,449

Accumulated deficit	(18,273,448)	(c)	(881,402)	(19,154,850)
Total Stockholders’ (Deficit) Equity	(5,913,197)		4,986,582	3,347,124

Total Liabilities, Series A Convertible Preferred Stock, and Stockholders’ (Deficit) Equity	$3,232,722		$4,986,582	$12,493,043

See accompanying notes to the unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2017.

C-2

PAVMED INC. AND SUBSIDIARY

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 2017

Note 1 — The Company, Description of the Business, and Going Concern

PAVmed Inc. (“PAVmed” or the “Company”) is a highly-differentiated multi-product medical device company organized to advance a broad pipeline of innovative medical technologies from concept to commercialization, employing a business model focused on capital efficiency and speed to market. The Company is focused on advancing its lead products towards regulatory approval and commercialization, protecting its intellectual property, and building its corporate infrastructure and management team. The Company was organized under the laws of the State of Delaware on June 26, 2014 (inception), originally under the name of PAXmed Inc., and on April 19, 2015, changed its name to PAVmed Inc. The Company operates in one segment as a medical device company.

The Company has financed its operations principally through the issuances of its common stock, preferred stock, warrants, and debt. Prior to the Company’s 2016 initial public offering (IPO), the Company raised approximately $2.1 million of net cash proceeds from private offerings of its common stock and warrants. See Note 4, Series A Convertible Preferred Stock, Stockholders’ Deficit, and Warrants, for a discussion of the Company’s common stock and warrants issued before the Company’s IPO.The Company realized approximately $4.2 million of net cash proceeds resulting from the Company’s IPO on April 28, 2016. In the nine months ended September 30, 2017, the Company has raised approximately $7.5 million of net cash proceeds resulting from three transactions, including: the Note and Security Purchase Agreement with Scopia Holdings LLC, including the issuance of a Senior Secured Note and Series S Warrants; the Series A-1 Preferred Stock Units private placement; and the Series A Preferred Stock Units private placement. Subsequently, in January 2018, the Company issued shares of common stock under an effective shelf registration statement, resulting in approximately $4.3 million of net cash proceeds.

Initial Public Offering

Under a registration statement on Form S-1 (File No. 333-203569) declared effective January 29, 2016, the Company’s IPO was consummated on April 28, 2016, resulting in $4.2 million of net cash proceeds, after deducting cash selling agent discounts and commissions and offering expenses, from the issuance of 1,060,000 units at an offering price of $5.00 per unit, with each such unit comprised of one share of common stock of the Company and one warrant to purchase a share of common stock of the Company, with such warrant referred to as a “Series W Warrant”. The units issued in the IPO were initially listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “PAVMU”, until July 27, 2016, when the PAVMU units ceased to be quoted and traded on Nasdaq, and the underlying shares of common stock and the Series W Warrants began separate trading on Nasdaq, under their respective individual symbols of “PAVM” for the shares of common stock and “PAVMW” for the Series W Warrants.

See Note 4, Series A Convertible Preferred Stock, Stockholders’ Deficit, and Warrants, for a further discussion of the Company’s common stock and Series W Warrants.

Note and Security Purchase Agreement with Scopia Holdings LLC

The Company and Scopia Holdings LLC (“Scopia or the Lender”) entered into a Note and Security Purchase Agreement, under which, upon Scopia delivering to the Company $4.8 million in net cash proceeds by wire transfer on July 3, 2017, the Company issued to Scopia and its designees, a Senior Secured Note with an initial principal amount of $5.0 million (“Scopia Note”), and 2,660,000 Series S Warrants to purchase shares of common stock of the Company.

The Scopia Note bears interest at a fixed annual rate of 15.0%, with interest payable semi-annually in arrears on June 30 and December 30 of each calendar year, commencing on December 30, 2017. The Company may elect, at its sole discretion, to defer payment of up to 50% of the semi-annual interest, with the remaining unpaid interest added to and increasing the outstanding interest-bearing principal balance of the Scopia Note by such amount. The aggregate remaining unpaid principal balance of the Scopia Note is due on June 30, 2019.

The Series S Warrants were immediately exercisable upon issuance, have an exercise price of $0.01 per share, with such exercise price not subject to further adjustment, except in the event of stock dividends, stock splits or similar events affecting the common stock, may be exercised for cash or on a cashless basis, and expire June 30, 2032, with any Series S Warrants outstanding on the expiration date automatically exercised on a cashless basis.

See Note 4, Series A Convertible Preferred Stock, Stockholders’ Deficit, and Warrants, for further information with respect to the Series S Warrants.

C-3

Note 1 — The Company, Description of the Business, and Going Concern (continued)

Series A-1 Preferred Stock Units Private Placement

On August 3, 2017, the Company’s Board of Directors authorized the issuance of up to 150,000 Series A-1 Preferred Stock Units, and on August 4, 2017, the Company entered into a Securities Purchase Agreement, which was subsequently amended on October 18, 2017, pursuant to which the Company may issue up to an aggregate of $600,000 (subject to increase) of Series A-1 Preferred Stock Units at a price of $4.00 per unit, in a private placement transaction (Series A-1 Preferred Stock Units private placement).

At the August 4, 2017 closing of the Series A-1 Preferred Stock Units private placement, a total of 125,000 Series A-1 Preferred Stock Units were issued for aggregate proceeds of $500,000. The Company did not incur placement agent fees in connection with the Series A-1 Preferred Stock Units private placement.

A Series A-1 Preferred Stock Unit was comprised of one share of Series A-1 Convertible Preferred Stock convertible into a share of common stock of the Company, and one Series A-1 Warrant exercisable for a share of common stock of the Company, or the Series A-1 Warrant may be exchanged for five Series W Warrants or four Series X-1 Warrants each of which is exercisable for a share of common stock of the Company.

See Note 4, Series A Convertible Preferred Stock, Stockholders’ Deficit, and Warrants, for a further discussion of the Series A-1 Preferred Stock Units private placement, the Series A-1 Convertible Preferred Stock, the Series A-1 Warrants, and the Series W Warrants or Series X-1 Warrants which may be issued upon the exchange of Series A-1 Warrants.

Series A Preferred Stock Units Private Placement

The Company’s Board of Directors authorized the issuance of up to a total of 1.25 million Series A Preferred Stock Units, including authorizing 500,000 units on January 21, 2017 and 750,000 units on May 10, 2017. On January 26, 2017, the Company entered into a Securities Purchase Agreement pursuant to which the Company may issue up to an aggregate of $3,000,000 (subject to increase) of Series A Preferred Stock Units at a price of $6.00 per unit, in a private placement transaction (Series A Preferred Stock Units private placement).

At the Series A Preferred Stock Units private placement initial closing on January 26, 2017, and at subsequent closings on January 31, 2017 and March 8, 2017, a total of 422,838 Series A Preferred Stock Units were issued for aggregate gross proceeds of approximately $2.5 million and net proceeds of approximately $2.2 million, after payment of placement agent fees and closing costs.

A Series A Preferred Stock Unit was comprised of one share of Series A Convertible Preferred Stock convertible into a share of common stock of the Company, and one Series A Warrant exercisable for a share of common stock of the Company, or one Series A Warrant may be exchanged for four Series X Warrants, each of which is exercisable for a share of common stock of the Company.

See Note 4, Series A Convertible Preferred Stock, Stockholders’ Deficit, and Warrants, for a further discussion of the Series A Preferred Stock Units private placement, Series A Convertible Preferred Stock, Series A Warrant, and the Series X Warrants which may be issued upon the exchange of Series A Warrants.

Issuance of Shares of Common Stock

In January 2018, the Company conducted an underwritten public offering pursuant to its shelf registration statement on SEC Form S-3 (File No. 333-220549), declared effective October 6, 2017, along with a corresponding prospectus supplement dated January 19, 2017. On January 19, 2018, the Company entered into an underwriting agreement with Dawson James Securities, Inc., as sole underwriter, under which the company agreed to issue to the underwriter 2,415,278 shares of common stock on a firm commitment basis and up to an additional 362,292 shares at the option of the underwriter, exercisable within 45 calendar days from January 19, 2018, solely to cover over-allotments, if any. Through January 26, 2018, the Company had issued a total of 2,649,818 shares of common stock for $1.80 per share, including 234,540 subject to the over-allotment option, resulting in $4,263,099 of net cash proceeds, after underwriting discounts of $381,574, and estimated offering costs of $125,000.

C-4

Note 1 — The Company, Description of the Business, and Going Concern (continued)

Going Concern

The provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-40, Presentation of Financial Statements - Going Concern (ASC 205-40) requires management to assess an entity’s ability to continue as a going concern within one year of the date of the financial statements are issued. In each reporting period, including interim periods, an entity is required to assess conditions known and reasonably knowable as of the financial statement issuance date to determine whether it is probable an entity will not meet its financial obligations within one year from the financial statement issuance date. Substantial doubt about an entity’s ability to continue as a going concern exists when conditions and events, considered in the aggregate, indicate it is probable the entity will be unable to meet its financial obligations as they become due within one year after the date the financial statements are issued.

The Company is an early stage and emerging growth company and has not generated any revenues to date. As such, the Company is subject to all of the risks associated with early stage and emerging growth companies. Since inception, the Company has incurred losses and negative cash flows from operating activities. The Company does not expect to generate positive cash flows from operating activities in the near future until such time, if at all, the Company completes the development process of its products, including regulatory approvals, and thereafter, begins to commercialize and achieve substantial acceptance in the marketplace for the first of a series of products in its medical device portfolio.

The Company incurred a historical net loss attributable to common stockholders of $10,707,819 and had historical net cash flows used in operating activities of $5,021,134 for the nine months ended September 30, 2017. At September 30, 2017, the Company had a historical accumulated deficit of $18,273,448 and historical working capital of $1,681,246, adjusted to exclude the historical Series A Warrants liability of $4,731,557 and the historical Series A Convertible Preferred Stock embedded conversion option derivative liability of $1,298,113. In the near future, the Company anticipates incurring operating losses and does not expect to experience positive cash flows from operating activities and may continue to incur operating losses for the next several years as it completes the development of its products, seeks regulatory approvals, and begin to market such products. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the unaudited condensed consolidated financial statements are issued.

The Company estimates its current (actual) cash resources absent any additional sources of cash, is sufficient to fund its operations into the quarter ended June 30, 2018. Accordingly, the Company does not have sufficient cash resources to fund its anticipated operating losses beyond the twelve months after the date these unaudited condensed consolidated financial statements are issued. Therefore, the Company must raise additional cash to support its operating and capital needs beyond the quarter ended June 30, 2018.

The Company’s ability to fund its operations is dependent upon management’s plans, which include raising additional capital, obtaining regulatory approvals for its products currently under development, commercializing and generating revenues from products currently under development, and continuing to control expenses. However, there is no assurance the Company will be successful in these efforts.

A failure to raise sufficient capital, obtain regulatory approvals for the Company’s products, generate sufficient product revenues, or control expenditures, among other factors, will adversely impact the Company’s ability to meet its financial obligations as they become due and payable and to achieve its intended business objectives, and therefore, raises substantial doubt of the Company’s ability to continue as a going concern within one year after the date the unaudited condensed consolidated financial statements are issued.

The Company’s historical unaudited condensed consolidated financial statements have been prepared on a going concern basis which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. The historical unaudited condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities should the Company be unable to continue as a going concern.

C-5

Note 2 — Summary Description of Series W Warrants Offer-to-Exercise Transaction, Basis of Presentation, Pro Forma Adjustments, and Significant Accounting Policies

Summary Description of Series W Warrants Offer-To-Exercise Transaction

The Series W Warrants have a contractual exercise price of $5.00 per share, with such exercise price not subject to further adjustment, except in the event of stock dividends, stock splits or similar events affecting the common stock, and became exercisable on October 28, 2016 and expire on January 29, 2022 or earlier upon redemption. See Note 4, Series A Convertible Preferred Stock, Stockholders’ Deficit, and Warrants, for a further discussion of the Series W Warrants.

As provided for in the Series W Warrant agreement, the Company is offering to holders of Series W Warrants a temporary exercise price of $2.00 per share, as more fully described in the Schedule TO herein (“Series W Warrants Offer-to-Exercise”).

As of December 31, 2017, there were 10,567,845 Series W Warrants issued and outstanding and eligible to participate in the Series W Warrants Offer-to-Exercise, with such number of Series W Warrants inclusive of 8,049,554 Series W Warrants held, either directly and /or indirectly, by certain of the Company’s executive officers and directors (affiliates), who are entitled to participate in the Series W Warrants Offer-to-Exercise. Notwithstanding, the Pro Forma Consolidated Balance Sheet includes only the assumed exercise of Series W Warrants issued and outstanding to non-affiliates, as if the Series W Warrants held by affiliates do not intend to participate in the Series W Warrants Offer to Exercise, resulting in 2,518,291 Series W Warrants estimated to participate in the Series W Warrants Offer-to-Exercise transaction.

As of December 31, 2017, there were 279,837 Series A-1 Warrants issued and outstanding. The Series A-1 Warrants were exercisable upon their issuance and expire after the close of business on April 30, 2024, and each may be exercised for one share of common stock of the Company at an exercise price of $6.67 per share, with such exercise price not subject to further adjustment, except for the effect of stock dividends, stock splits or similar events affecting the common stock. Additionally, through April 30, 2024, each Series A-1 Warrant, at the election of the holder, may be exchanged into five Series W Warrants or four Series X-1 Warrants. See Note 4, Series A Convertible Preferred Stock, Stockholders’ Deficit, and Warrants, for a further discussion of the Series W Warrants or Series X-1 Warrants issued upon the exchange of a Series A-1 Warrant. As of December 31, 2017, no Series A-1 Warrants had been exchanged for Series W Warrants nor Series X-1 Warrants. As the issuance of Series W Warrants upon the exchange of Series A-1 Warrants is solely at the election of the Series A-1 Warrant holder, such unissued Series W Warrants have not been included in the pro forma adjustment of the number of Series W Warrants estimated to participate in the Series W Warrant Offer-to-Exchange. If all of the Series A-1 Warrants were exchanged for Series W Warrants according to their contractual terms and prior to the termination date of the Series W Warrant Offer-to-Exercise, an additional 1,399,185 Series W Warrants would be eligible to participate in the Offer-to-Exercise.

Basis of Presentation

The accompanying PAVmed Inc. (“PAVmed” or “the Company”) unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2017 and the corresponding unaudited pro forma financial information, each as presented in Annex C herein, result from the effect of certain pro forma adjustments to give effect to the Series W Warrants Offer-to-Exercise, as if the number of Series W Warrants estimated to participate in the Series W Warrants Offer-to-Exercise were exercised at the temporary exercise price on September 30, 2017, along with other pro forma adjustments, as further discussed below, with such pro forma adjustments based upon available information and assumptions deemed to be reasonable.

The pro forma adjustments, as further discussed below, were applied to the Company’s historical unaudited consolidated balance sheet and other financial statements and notes thereto as of and for the nine months ended September 30, 2017, included in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2017 filed with the SEC on November 14, 2017. Such historical unaudited balance sheet and other financial statements and notes thereto, include the accounts of the Company and its wholly-owned subsidiary, with all intercompany transactions and balances eliminated in consolidation, and each were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and applicable rules and regulations of the United States Securities and Exchange Commission (“SEC”).

The unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2017 and the corresponding unaudited pro forma financial information has been prepared for inclusion in the Company’s Schedule TO Annex C herein, in conjunction with the Company’s Series W Warrants Offer to Exercise transaction. The unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2017 and the corresponding unaudited pro forma financial information presented in Annex C herein is solely for illustrative purposes only and does not purport to represent in accordance with GAAP nor applicable rules and regulations of the SEC, what the actual consolidated financial condition of the Company would have been had the Series W Warrants Offer to Exercise transaction actually been completed on the pro forma adjustment date indicated, and is not indicative of the Company’s future consolidated financial condition.

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Note 2 — Summary Description of Series W Warrants Offer-to-Exercise Transaction, Basis of Presentation, Pro Forma Adjustments, and Significant Accounting Policies, and (continued)

The unaudited Pro Forma Consolidated Balance Sheet and unaudited pro forma financial information presented in Annex C herein should be read in conjunction with the Company’s historical unaudited consolidated financial statements and notes thereto as of and for the nine months ended September 30, 2017, included in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2017 filed with the SEC on November 14, 2017.

Pro Forma Adjustments

The unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2017, and the corresponding unaudited pro forma financial information, each as presented in Annex C herein, result from giving effect to certain pro forma adjustments of the Series W Warrants Offer-to-Exercise, and other transactions as described below, as if such transactions had occurred on September 30, 2017. Such pro forma adjustments include the assumed participation of an estimated number of Series W Warrants presently issued and outstanding to non-affiliate holders in the Series W Warrants Offer-to-Exercise temporary exercise price of $2.00 per share. Additional pro forma adjustments include the following transactions resulting in the issuance of common stock of the Company, which have occurred after September 30, 2017 through the date hereof, including: the exercise of Series S Warrants, the conversion of shares of Series A Convertible Preferred Stock, and the issuance of shares of common stock in a public offering under an effective shelf registration statement, each as follows:

(a)	The exercise at the temporary exercise price of $2.00 per share of the 2,518,291 Series W Warrants estimated to participate in the Series W Warrants Offer-to-Exercise, resulting in gross proceeds of $5,036,582. This does not include 8,049,554 warrants held by affiliates that are eligible to participate but for illustration purposes are reflected as if the affiliates do not intend to participate in the Series W Warrants Offer-to-Exercise. Also not included are the currently unissued 1,399,185 Series W Warrants which may be issued upon the exchange of all 279,837 Series A-1 Warrants issued and outstanding, as described above. While the Series W Warrants issued upon exchange of the Series A-1 Warrants are eligible to participate in the Series W Warrants Offer-to-Exercise, such Series W Warrants have not been included in the pro forma adjustment as they are currently unissued.

(b)	Estimated transaction expenses of $50,000 related to the Series W Warrants Offer-to-Exercise transaction.

(c)	Expense related to the modification of the Series W Warrants resulting from the temporary exercise price of $2.00 per share. In this regard, the Series W Warrants temporary exercise price of $2.00 per share is a short-term inducement offer, which under the analogous authoritative guidance of FASB ASC 718, Stock Compensation, is accounted for as a modification to the contractual terms of the Series W Warrant Agreement, wherein, the incremental fair value of the Series W Warrant resulting from the temporary exercise price modification, if such incremental fair value is an increase, would be recognized as an expense on the Company’s statement of operations, for each Series W Warrant exercised at the temporary exercise price, if any.

The temporary exercise price of $2.00 per share as compared to the contractual exercise price of $5.00 per share, resulted in a pro forma Series W Warrant modification expense of $881,402, assuming the exercise of all the 2,518,291 Series W Warrants estimated to participate in the Series W Warrants Offer-to-Exercise transaction.

The Series W Warrants estimated fair values was determined using a Black-Scholes option pricing model for each of the $2.00 temporary exercise price and the $5.00 contractual exercise price, with the following assumptions:

	Temporary	Contractual
	Exercise	Exercise
	Price	Price
Series W Warrants	$2.00	$5.00
Fair value /Series W-Warrant	$0.35	$—
Exercise price per share	$2.00	$5.00
Value of common stock	$2.33	$2.33
Expected term	20 Days	20 Days
Volatility	50%	50%
Risk free interest rate	1.8%	1.8%
Dividend yield	0%	0%

The value of the common stock and the risk free interest rate were as of December 27, 2017, which was the day before the Company issued a press release on December 28, 2017 announcing the Series W Warrant Offer-to-Exercise transaction.

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Note 2 — Summary Description of Series W Warrants Offer-to-Exercise Transaction, Basis of Presentation, Pro Forma Adjustments, and Significant Accounting Policies, and (continued)

(d)	As of September 30, 2017, there were 2,660,000 Series S Warrants issued and outstanding on a historical actual basis. Subsequently, in October 2017, 532,000 Series S Warrants were exercised for cash proceeds of $5,320, resulting in the issuance of a corresponding number of shares of common stock; in November 2017, 122,360 Series S Warrants were exercised on a cashless basis, resulting in the issuance of 122,080 shares of common stock; and in November 2017, 532,000 Series S Warrants were exercised for cash proceeds of $5,320, resulting in the issuance of a corresponding number of shares of common stock. Accordingly, at December 31, 2017, there were 1,473,640 Series S Warrants issued and outstanding.

As of September 30, 2017, there were 422,838 shares of Series A Convertible Preferred Stock issued and outstanding. Subsequently, at the election of their respective holders, in November 2017, 8,334 shares of Series A Convertible Preferred Stock were converted into 10,021 shares of common stock of the Company, in December 2017, 10,000 shares of Series A Convertible Preferred Stock were converted into 12,072 shares of common stock of the Company. Additionally, on the Series A Exchange Offer November 17, 2017 expiration date, a total of 154,837 shares of Series A Convertible Preferred Stock were exchanged for 232,259 shares of Series A-1 Convertible Preferred Stock. Accordingly, as of December 31, 2017, there were 249,667 shares of Series A Convertible Preferred Stock issued and outstanding.

See Note 4, Series A Convertible Preferred Stock, Stockholders’ Deficit, and Warrants, for a further discussion of the Series S Warrants and Series A Convertible Preferred Stock.

(e)	In January 2018, the Company conducted an underwritten public offering pursuant to its shelf registration statement on SEC Form S-3 (File No. 333-220549), declared effective October 6, 2017, along with a corresponding prospectus supplement dated January 19, 2017. On January 19, 2018, the Company entered into an underwriting agreement with Dawson James Securities, Inc., as sole underwriter, under which the company agreed to issue to the underwriter 2,415,278 shares of common stock on a firm commitment basis and up to an additional 362,292 shares at the option of the underwriter, exercisable within 45 calendar days from January 19, 2018, solely to cover over-allotments, if any. Through January 26, 2018, the Company had issued a total of 2,649,818 shares of common stock for $1.80 per share, including 234,540 subject to the over-allotment option, resulting in $4,263,099 of net cash proceeds, after underwriting discounts of $381,574, and estimated offering costs of $125,000.

Significant Accounting Policies

The significant accounting policies used in the preparation of the unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2017, and the corresponding unaudited pro forma financial information, each as presented in Annex C herein, are consistent with the significant accounting policies used in the preparation of the Company’s historical unaudited consolidated financial statements and notes thereto, as of and for the nine months ended September 30, 2017, included in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2017 filed with the SEC on November 14, 2017.

JOBS Act Accounting Election

The Company is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has irrevocably elected to avail itself of this exemption from new or revised accounting standards, and, therefore, will not be subject to the same new or revised accounting standards as public companies that are not emerging growth companies.

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Note 3 — Financial Instruments Fair Value Measurements

The Company evaluates its financial instruments to determine if those instruments or any potential embedded components of those instruments qualify as derivatives that need to be separately accounted for in accordance with FASB ASC Topic 815, Derivatives and Hedging (ASC 815). Warrants are classified as either equity or a derivative liability depending on the specific terms of the respective warrant agreement. Generally, warrants with cash settlement or certain exercise price adjustment provisions, are accounted for as a derivative liability. A warrant classified as a liability, or a bifurcated embedded derivative classified as a liability, is initially measured at its issue-date fair value, with such fair value subsequently adjusted at each reporting period, with the resulting adjustment recognized as other income or expense. If upon the occurrence of an event resulting in the warrant liability or the embedded derivative liability being to be subsequently classified as equity, the fair value will be adjusted on such date-of-occurrence, with such date-of-occurrence fair value adjustment recognized as other income or expense, and then it will be classified as equity at such date-of-occurrence adjusted fair value.

FASB ASC Topic 820, Fair Value Measurement, (ASC 820) defines fair value as the price which would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at a transaction measurement date. The ASC 820 three-tier fair value hierarchy prioritizes the inputs used in the valuation methodologies, as follows:

Level 1	Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2	Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets which are not active, or other inputs observable or can be corroborated by observable market data.

Level 3	Valuations based on unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

The carrying values of cash, accounts payable, and accrued expenses, approximate their respective fair value due to the short-term nature of these financial instruments at September 30, 2017 and December 31, 2016.

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Note 3 — Financial Instruments Fair Value Measurements (continued)

Recurring Fair Value Measurements

At September 30, 2017, the Series A Convertible Preferred Stock conversion option embedded derivative liability and the Series A Warrants liability were initially and are subsequently measured at fair value in accordance with FASB ASC 820, using a Monte Carlo simulation valuation model, using the Company’s common stock price and certain Level 3 inputs to take into account the probabilities of certain events occurring over the life of the respective financial instrument. At December 31, 2016 the Company did not have any assets or liabilities required to be measured at fair value on a recurring basis in accordance with ASC 820. The following fair value hierarchy table presents information about each major category of the Company’s financial instruments measured at fair value on a recurring basis as of September 30, 2017.

	Fair Value Measurement on a Recurring Basis at Reporting Date Using:
	Quoted
	Prices in
	Active
	Markets	Significant
	for	Other	Significant
	Identical	Observable	Unobservable
	Items	Inputs	Inputs
	Level-1	Level-2	Level-3	Total
September 30, 2017
Liabilities
Series A Warrants	$—	$—	$4,731,557	$4,731,557
Series A Convertible Preferred Stock conversion option embedded derivative liability	—	—	1,298,113	1,298,113
Total liabilities	$—	$—	$6,029,670	$6,029,670

The Series A Preferred Stock Units were issued in three closings in the three months ended March 31, 2017, with each such unit comprised of one share of Series A Convertible Preferred Stock and one Series A Warrant - with each, at the option of the holder, convertible into and exercisable for, respectively, a share of the Company’s common stock. See Note 4, Series A Convertible Preferred Stock, Stockholders’ Deficit, and Warrants for further discussion of the Series A Preferred Stock Units private placement, the Series A Convertible Preferred Stock, and the Series A Warrant.

The Series A Warrant and the Series A Convertible Preferred Stock conversion option, which is accounted for as an embedded derivative and bifurcated from its host financial instrument, were determined to be derivatives under FASB ASC 815, as, along with other provisions, their conversion price and exercise price, respectively, are subject to potential adjustment resulting from future financing transactions, under certain conditions.

The Series A Warrants and the Series A Convertible Preferred Stock conversion option embedded derivative are each classified as a current liability on the unaudited condensed consolidated balance sheet, and were initially measured at fair value at the time of issuance and are subsequently remeasured at fair value at each reporting period, with changes in fair value recognized as other income or expense in the unaudited condensed consolidated statement of operations.

A reconciliation of the Series A Warrants liability and the Series A Convertible Preferred Stock conversion option embedded derivative liability for the nine months ended September 30, 2017 is a follows:

		Series A
		Convertible
		Preferred Stock
		Conversion Option
	Series A	Embedded
	Warrants	Derivative
	Liability	Liability
Balance at December 31, 2016	$—	$—
Initial fair value on dates of issuance	4,050,706	1,221,963
Change in fair value	680,851	76,150
Balance at September 30, 2017	$4,731,557	$1,298,113

In the nine months ended September 30, 2017, the change in fair values resulted in the recognition of: an expense of $680,851 with respect to the Series A Warrants liability; and, an expense of $76,150 with respect to the Series A Convertible Preferred Stock conversion option embedded derivative liability. As the Series A Preferred Stock Units were issued in the three months ended March 31, 2017, there was no comparable amount in the prior year period.

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Note 3 — Financial Instruments Fair Value Measurements (continued)

The fair value of the Series A Warrants liability and the Series A Convertible Preferred Stock conversion option embedded derivative liability was determined using a Monte Carlo simulation valuation model - using the Company’s common stock price and certain other Level-3 inputs to take into account the probabilities of certain events occurring over the life of the respective financial instrument. The resulting estimated fair value is subjective and is affected by changes in inputs to the valuation model including the Company’s common stock price, and the assumptions regarding the estimated volatility in the value of the Company’s common stock price; the Company’s dividend yield; the likelihood and timing of dilutive transactions; and, the risk-free rates based on U.S. Treasury security yields. Changes in these assumptions can materially affect the estimated fair value of each financial instrument. The Series A Warrants liability and the Series A Convertible Preferred Stock conversion option embedded derivative liability estimated fair value and the underlying assumptions as of the dates indicated, are as follows:

		Issue
		Dates’
		Aggregated
	September 30,	Weighted
Series A Warrants Liability	2017	Average
Fair value per Series A Warrant	$11.19	$9.58
Series A Warrants outstanding	422,838	422,838
Calculated aggregate fair value	$4,731,557	$4,050,706
Value of common stock	$5.43	$5.73
Exercise price per share	$6.65	$8.00
Expected term (years)	6.59	7.21
Volatility	53%	47%
Risk free rate	2.1%	2.3%
Dividend yield	0%	0%

		Issue
		Dates’
		Aggregated
Series A Convertible Preferred Stock	September 30,	Weighted
Conversion Option Embedded Derivative Liability	2017	Average
Fair value per conversion option	$3.07	$2.89
Series A Convertible Preferred Stock shares outstanding	422,838	422,838
Calculated aggregate fair value	$1,298,113	$1,221,963
Value of common stock	$5.43	$5.73
Conversion price per share	$4.99	$6.00
Expected term (years)	6.59	7.21
Volatility	53%	47%
Risk-free interest rate	2.1%	2.3%
Dividend yield	0%	0%

Non-recurring Fair Value Measurements

The non-recurring issue-date fair values of the Series A-1 Warrants issued in the Series A-1 Preferred Stock Units private placement, utilized the Company’s common stock price and certain Level 3 inputs in the development of discounted cash flow analyses and Black-Scholes valuation models, and are presented in Note 4, Series A Convertible Preferred Stock, Stockholders’ Deficit, and Warrants.

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Note 4 — Series A Convertible Preferred Stock, Stockholders’ Deficit, and Warrants

Preferred Stock

The Company is authorized to issue 20,000,000 shares of its preferred stock, par value of $0.001 per share, with such designation, rights, and preferences as may be determined from time-to-time by the Company’s board of directors. At September 30, 2017, and December 31, 2017, a total of 422,838 and 249,667 shares, respectively, of Series A Convertible Preferred Stock (classified in temporary equity), and 125,000 and 357,259 shares, respectively, of Series A-1 Convertible Preferred Stock (classified in permanent equity), were each issued and outstanding. At December 31, 2016 there were no shares of preferred stock issued or outstanding.

Series A Preferred Stock Units Private Placement

The Company’s Board of Directors authorized the issuance of up to a total of 1.25 million Series A Preferred Stock Units, including authorizing 500,000 units on January 21, 2017 and 750,000 units on May 10, 2017. On January 26, 2017, the Company entered into a Securities Purchase Agreement pursuant to which the Company may issue up to an aggregate of $3,000,000 (subject to increase) of Series A Preferred Stock Units at a price of $6.00 per unit, in a private placement transaction (“Series A Preferred Stock Units private placement”). At the Series A Preferred Stock Units private placement initial closing on January 26, 2017, and at subsequent closings on January 31, 2017 and March 8, 2017, a total of 422,838 Series A Preferred Stock Units were issued for aggregate gross proceeds of approximately $2.5 million and net proceeds of approximately $2.2 million, after payment of placement agent fees and closing costs.

Subsequently, on October 20, 2017, the Company initiated an exchange offer (Series A Exchange Offer), to the holders of the Series A Convertible Preferred Stock and Series A Warrants, to exchange one share Series A Convertible Preferred Stock for 1.5 shares of Series A-1 Convertible Preferred Stock; and, to exchange one Series A Warrant for one Series A-1 Warrant. At the Series A Exchange Offer November 17, 2017 expiration date, a total of 154,837 shares of Series A Convertible Preferred Stock were exchanged for 232,259 shares of Series A-1 Convertible Preferred Stock and 154,837 Series A Warrants were exchanged for 154,837 Series A-1 Warrants. See below for a discussion of the Series A-1 Convertible Preferred Stock and Series A-1 Warrants.

The Series A Preferred Stock Unit was comprised of one share of Series A Convertible Preferred Stock and one Series A Warrant. The Series A Convertible Preferred Stock and Series A Warrants were immediately separable upon their issuance, and became convertible and exercisable, respectively, on May 21, 2017 upon stockholder approval of the Series A Preferred Stock Units private placement, with such approval obtained in accordance with Nasdaq Stock Market Rule 5635(d).

At the election of their respective holder, a share of Series A Convertible Preferred Stock is convertible into a number of shares of common stock of the Company at a prescribed exchange ratio; and, a Series A Warrant is exercisable for one share of common stock of the Company, or may be exchanged for four Series X Warrants, with each such Series X Warrant exercisable for one share of common stock of the Company - each as more fully described below.

The Series A Warrant and the Series A Convertible Preferred Stock conversion option, which is accounted for as an embedded derivative and bifurcated from its host financial instrument, were each determined to be a derivative liability under ASC 815, as discussed below.

The issuance of the Series A Preferred Stock Units resulted in the recognition of an aggregate loss of $3,124,285, resulting from the aggregate initial fair value of the Series A Warrant liability and the Series A Convertible Preferred Stock conversion option embedded derivative liability being in excess of the Series A Preferred Stock Units issuance gross proceeds, with such excess amounting to $2,735,657, recognized as a current period expense, along with offering costs of $388,628, which were also recognized as a current period expense, as follows:

Series A
Preferred
Stock Units
Issue Dates
(Aggregate)
Series A Preferred Stock Units issuance gross proceeds	$2,537,012
Less: Series A Warrants initial fair value(1)	(4,050,706)
Less: Series A Convertible Preferred Stock conversion option embedded derivative liability initial fair value(1)	(1,221,963)
Excess of initial fair value over gross proceeds	(2,735,657)
Offering costs of the issuance of the Series A Preferred Stock Units	(388,628)
Loss on issuance of Series A Preferred Stock Units	$(3,124,285)

(1)	See Note 3, Financial Instruments Fair Value Measurements, for information with respect to the fair value of the Series A Convertible Preferred Stock embedded derivative liability and the Series A Warrants liability.

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Note 4 — Series A Convertible Preferred Stock, Stockholders’ Deficit, and Warrants (continued)

Preferred Stock (continued)

Series A Preferred Stock Units Private Placement (continued)

The Company filed an effective registration statement on Form S-1 (File No. 333-216963), declared effective June 23, 2017, (“the Series A Registration Statement”) registering for resale the maximum number of the Company’s shares of common stock issuable upon conversion of the Series A Convertible Preferred Shares and the exercise of the Series A Warrants, or if exchanged, the Series X Warrants. The Series A Registration Statement also registers the resale of the Series X Warrants, and the initial issuance of the shares of common stock of the Company underlying the Series X Warrants to the extent the Series X Warrants are publicly sold prior to the exercise of such Series X Warrants. The Company timely filed the initial registration statement with the SEC on March 27, 2017, and such registration statement became effective on June 23, 2017, with such dates consistent with the requirements of the registration rights agreement entered into in connection with the Series A Preferred Stock Units private placement. If the Series A Registration Statement effectiveness is not maintained, then, the Company is required to make payments to the investors of 2% of their Series A Preferred Stock Units subscription amount on the date of such event, and every thirty days thereafter until the effectiveness is cured.

Series A Convertible Preferred Stock

The Series A Convertible Preferred Stock has a par value of $0.001 per share, no voting rights, a stated value of $6.00 per share, and became convertible on May 21, 2017 upon stockholder approval of the Series A Preferred Stock Units private placement, with such approval obtained in accordance with Nasdaq Stock Market Rule 5635(d). At the holders’ election, a share of Series A Convertible Preferred Stock is convertible into a number of shares of common stock of the Company at a conversion ratio equal to its stated value divided by a conversion price of $4.97 per share, subject to further adjustment. The Series A Convertible Preferred Stock conversion price is subject to further reduction by a prescribed formula should any subsequent issuances of convertible securities by the Company be at a price lower than such conversion price immediately prior to such new issuance. In this regard, at issuance, the Series A Convertible Preferred Stock conversion price was initially $6.00 per share, and was subsequently adjusted to $5.00 per share upon the issuance of the Series S Warrants on July 3, 2017, to $4.99 per share upon the issuance of the Series A-1 Preferred Stock Units on August 4, 2017, and then to $4.97 per share upon the issuance of Series A-1 Convertible Preferred Stock on November 17, 2017 in connection with the Series A Exchange Offer, with such conversion price subject to further adjustment as noted above. The exercise of the Series W Warrants at the temporarily reduced exercise price of the Offer to Exercise may result in a further adjustment to the Series A Convertible Preferred Stock conversion price.

As of September 30, 2017, there were 422,838 shares of Series A Convertible Preferred Stock issued and outstanding. Subsequently, at the election of their respective holders, in November 2017, 8,334 shares of Series A Convertible Preferred Stock were converted into 10,021 shares of common stock of the Company, in December 2017, 10,000 shares of Series A Convertible Preferred Stock were converted into 12,072 shares of common stock of the Company. As noted above, on the Series A Exchange Offer November 17, 2017 expiration date, a total of 154,837 shares of Series A Convertible Preferred Stock were exchanged for 232,259 shares of Series A-1 Convertible Preferred Stock. Accordingly, as of December 31, 2017, there were 249,667 shares of Series A Convertible Preferred Stock issued and outstanding.

The Series A Convertible Preferred Stock conversion option is accounted for as an embedded derivative and bifurcated from Series A Convertible Preferred Stock host financial instrument, under ASC 815, as, along with other provisions, the conversion price is subject to potential adjustment resulting from future financing transactions, under certain conditions. The Series A Convertible Preferred Stock conversion option embedded derivative is classified as a current liability on the unaudited condensed consolidated balance sheet, initially measured at fair value at the time of issuance and subsequently remeasured at fair value at each reporting period, with changes in its fair value recognized as other income or expense in the unaudited condensed consolidated statement of operations. See Note 3, Financial Instruments Fair Value Measurements, for further detail regarding the fair value of the Series A Convertible Preferred Stock conversion option embedded derivative liability.

The Series A Convertible Preferred Stock has a carrying value of $0 resulting from the issuance date initial fair values of the Series A Warrant derivative liability and the Series A Convertible Preferred Stock conversion option embedded derivative liability being in excess of the Preferred Stock Units issuance gross proceeds, with such excess recognized as a current period loss in the unaudited condensed consolidated statement of operations, as discussed above.

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Note 4— Series A Convertible Preferred Stock, Stockholders’ Deficit, and Warrants (continued)

Preferred Stock (continued)

Series A Convertible Preferred Stock (Continued)

The Series A Convertible Preferred Stock provides for dividends at an 8% annual rate, compounded quarterly, accumulate, and are payable in arrears upon being declared by the Company’s Board of Directors. The Series A Convertible Preferred Stock dividends from April 1, 2017 through April 1, 2021 are payable-in-kind (“PIK”) in additional shares of Series A Convertible Preferred Stock. The dividends may be settled after April 1, 2021, at the option of the Company, through any combination of the issuance of additional Series A Convertible Preferred Stock, shares of common stock, and /or cash payment. As of September 30, 2017, Series A Convertible Preferred Stock dividends totaling $130,010 or a payment-in-kind of 21,711 shares of Series A Convertible Preferred Stock, were earned, accumulated, and in arrears, as the Company’s Board of Directors had not declared such dividends payable, and, as such, the Company has not recognized a Series A Convertible Preferred Stock dividend payable liability as of September 30, 2017, and will not recognize such dividend payable liability until they are declared by the Company’s Board of Directors. Notwithstanding, the Company has presented such dividend value as a component of the loss attributable to common stockholders in the calculation of basic and diluted net loss per share.

In the event of a Deemed Liquidation Event, as defined in the Certificate of Designation of Preferences, Rights, and Limitations of the Series A Convertible Preferred Stock, the Series A Convertible Preferred Stock can become redeemable at the election of at least two-thirds of holders of the then number of issued and outstanding Series A Convertible Preferred Stock, if the Company fails to effect a dissolution of the Company under the Delaware General Corporation Law within ninety (90) days after such Deemed Liquidation Event. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company or a Deemed Liquidation Event, as defined, the holders of the Series A Convertible Preferred Stock then outstanding are entitled to be paid out the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of the common stock, an amount per share equal to the greater of (i) the stated value, plus any dividends accrued but unpaid, or (ii) such amount per share as would have been payable had all the shares of Series A Convertible Preferred Stock been converted into shares of common stock prior to such liquidation, dissolution, winding up, or Deemed Liquidation Event, as defined. As the Deemed Liquidation Event, as defined, is a contingent event, the Series A Convertible Preferred Stock is classified outside of stockholders’ equity in temporary (“mezzanine”) equity. Further, as the Series A Convertible Preferred Stock is not currently redeemable and redemption is not probable, as a Deemed Liquidation Event, as defined, has not occurred and is not probable, the Series A Convertible Preferred Stock will not be measured at fair value until such time as a redemption trigger occurs which causes redemption to be probable.

Series A-1 Preferred Stock Units Private Placement

On August 3, 2017, the Company’s Board of Directors authorized the issuance of up to 150,000 Series A-1 Preferred Stock Units, and on August 4, 2017, the Company entered into a Securities Purchase Agreement pursuant to which the Company may issue up to an aggregate of $600,000 (subject to increase) of Series A-1 Preferred Stock Units at a price of $4.00 per unit, in a private placement transaction (Series A-1 Preferred Stock Units private placement). On the August 4, 2017 closing of the Series A-1 Preferred Stock Units private placement, a total of 125,000 Series A-1 Preferred Stock Units were issued for cash proceeds of $500,000 - the Company did not incur placement agent fees in connection with the August 4, 2017 closing.

Subsequently, on October 18, 2017, the Series A-1 Preferred Stock Units transaction documents Amendment No. 1 was approved by the unanimous vote of the Series A-1 Convertible Preferred Stock holders, with such Amendment No. 1 removing the requirement for the Company to file with the SEC an initial registration statement within sixty days of the August 4, 2017 private placement closing date; to provide for the exchange of one Series A-1 Warrant for five Series W Warrants; to exchange one Series A-1 Warrant for four Series X-1 Warrants, with such Series X-1 Warrants replacing the Series X Warrants. The Series X-1 Warrants are substantively equivalent to the Series X Warrants with respect to material contractual terms and conditions, including the same $6.00 per share exercise price, and dates of exercisability and expiry. The Series X-1 Warrant also confirms such warrants are not subject to redemption, and under no circumstances will the Company be required to net cash settle the Series X-1 Warrants, for any reason, nor to pay any liquidated damages or other payments, resulting from a failure to satisfy any obligations under the Series X-1 Warrant, notwithstanding such provisions were applicable to the Series X Warrant through the operation of the Series A-1 Preferred Stock Units Securities Purchase Agreement. Additionally, as the Company’s Series A Warrants can be exchanged for four Series X Warrants, the Series X-1 Warrants were instituted for issuance upon the exchange of the corresponding Series A-1 Warrant. See below for a discussion of the Series W Warrants or Series X-1 Warrants issued upon the exchange of the Series A-1 Warrants, and the Series X Warrants issued upon the exchange of the Series A Warrants. Further, the Series A-1 Preferred Stock Units transaction documents Amendment No. 2 was approved by the unanimous vote of the Series A-1 Convertible Preferred Stock holders on December 29, 2017, with such Amendment No. 2 changing the registration statement effectiveness due date to within 210 days from 150 days of the Series A-1 Private Placement August 4, 2017 closing date.

C-14

Note 4 — Series A Convertible Preferred Stock, Stockholders’ Deficit, and Warrants (continued)

Preferred Stock (continued)

Series A-1 Preferred Stock Units Private Placement (continued)

The Series A-1 Preferred Stock Unit was comprised of one share of Series A-1 Convertible Preferred Stock and one Series A-1 Warrant - as more fully described below. At their issuance, the Series A-1 Convertible Preferred Stock and the Series A-1 Warrant were immediately separable, and each was immediately convertible and exercisable, respectively.

The Series A-1 Preferred Stock Units private placement cash proceeds of $500,000 were allocated as $189,550 to the Series A-1 Convertible Preferred Stock and $310,450 to the Series A-1 Warrants, based on their respective relative fair value. The issue-date fair value of the Series A-1 Convertible Preferred Stock was determined using a combination of the Series A-1 Convertible Preferred Stock’s present value of its cash flows and incorporating a required rate of return determined through a synthetic credit rating analysis and the Black-Scholes valuation model; and the fair value of the Series A-1 Warrants was determined using a Black-Scholes valuation model and assuming the exchange of one Series A-1 Warrant for four Series X Warrants, using the following assumptions:

	Issue
Series A-1 Convertible Preferred Stock	Date
Aggregate fair value	$189,550
Required rate of return	27.0%
Series A-1 Convertible Preferred Stock shares	125,000
Conversion ratio	1.0	x
Stated Value per share - conversion ratio numerator	$4.00
Conversion price per share - conversion ratio denominator	$4.00
Value of common stock	$2.98
Expected term (years)	6.74
Volatility	52%
Risk free rate	2.0%
Dividend yield	0%

Issue
Series A-1 Convertible Preferred Stock	Date
Aggregate fair value	$310,450
Series A-1 Warrants	125,000
Exercise price per share	$6.00
Value of common stock	$2.98
Expected term (years)	6.74
Volatility	52%
Risk free rate	2.0%
Dividend yield	0%

The Company filed a registration statement on Form S-1 (File No. 333-222234), declared effective January 8, 2017, (“the Series A-1 Registration Statement”) registering for resale the maximum number of the Company’s shares of common stock issuable upon conversion of the Series A-1 Convertible Preferred Shares and the exercise of the Series A-1 Warrants, or if exchanged, the Series X-1 Warrants or Series W Warrants (as discussed below). Such registration statement also registers the resale of the Series X-1 Warrants or Series W Warrants, and the initial issuance of the shares of common stock of the Company underlying the Series X-1 Warrants or Series W Warrants to the extent the Series X-1 Warrants or Series W Warrants are publicly sold prior to the exercise of such Series X Warrants. The Series A-1 Registration Statement January 8, 2018 effectiveness date was consistent with the requirements of the registration rights agreement, as amended, entered into in connection with the Series A-1 Preferred Stock Units private placement. If the Series A-1 Registration Statement effectiveness is not maintained, then, the Company is required to make payments to the investors of 2% of their Series A-1 Preferred Stock Units subscription amount on the date of such events, and every thirty days thereafter until the effectiveness is cured.

C-15

Note 4 — Series A Convertible Preferred Stock, Stockholders’ Deficit, and Warrants (continued)

Preferred Stock (continued)

Series A-1 Convertible Preferred Stock

The Series A-1 Convertible Preferred Stock has a par value of $0.001 per share, no voting rights, a stated value of $4.00 per share, was immediately convertible upon its issuance, and, at the election of the holders, is convertible into a number of shares of common stock at a conversion ratio equal to its stated value divided by a conversion price of $4.00 per share, with such conversion price not subject to further adjustment, except for the effect of stock dividends, stock splits or similar events affecting the Company’s common stock. The Series A-1 Convertible Preferred Stock shall not be redeemed for cash and under no circumstances shall the Company be required to net cash settle the Series A-1 Convertible Preferred Stock. As of September 30, 2017, there were 125,000 shares of Series A-1 Convertible Preferred Stock issue and outstanding. As noted above, on the Series A Exchange Offer November 17, 2017 expiration date, a total of 154,837 shares of Series A Convertible Preferred Stock were exchanged for 232,259 shares of Series A-1 Convertible Preferred Stock. Accordingly, as of December 31, 2017, there were 357,259 shares of Series A-1 Convertible Preferred Stock issued and outstanding.

The Series A-1 Preferred Stock Units private placement cash proceeds allocated to the Series A-1 Convertible Preferred Stock, as discussed above, of $189,550 resulted in an effective conversion price below the issue-date fair value of the underlying shares of common stock, resulting in a $182,500 beneficial conversion feature, which was accounted for as an implied discount on the Series A-1 Convertible Preferred Stock. The Series A-1 Convertible Preferred Stock does not have a stated redemption date and was immediately convertible upon issuance, resulting in the full accretion of the beneficial conversion feature as a deemed dividend paid to the Series A-1 Convertible Preferred Stock on the August 4, 2017 issue date.

The Series A-1 Convertible Preferred Stock provides for dividends at an 8% annual rate, compounded quarterly, accumulate, and are payable in arrears upon being declared by the Company’s Board of Directors. The Series A-1 Convertible Preferred Stock dividends from October 1, 2017 through October 1, 2021 are payable-in-kind (“PIK”) in additional shares of Series A-1 Convertible Preferred Stock. The dividends may be settled after October 1, 2021, at the option of the Company, through any combination of the issuance of additional Series A-1 Convertible Preferred Stock, shares of common stock, and /or cash payment. As of September 30, 2017, Series A-1 Convertible Preferred Stock dividends totaling $6,196 or a payment-in-kind of 1,551 shares of Series A-1 Convertible Preferred Stock, were earned, accumulated, and in arrears, as the Company’s Board of Directors had not declared such dividends payable, and, as such, the Company has not recognized a Series A-1 Convertible Preferred Stock dividend payable liability as of September 30, 2017, and will not recognize such dividend payable liability until they are declared by the Company’s Board of Directors. Notwithstanding, the Company has presented such dividend value as a component of the loss attributable to common stockholders in the calculation of basic and diluted net loss per share.

Common Stock

The Company is authorized to issue 50,000,000 shares of common stock with a par value of $0.001 per share.

The historical issued and outstanding shares of common stock were 14,551,234 shares at December 31, 2017, 13,343,061 shares as of September 30, 2017 and 13,330,811 shares at December 31, 2016.

The pro forma issued and outstanding shares of common stock would have been 17,069,525 shares at December 31, 2017 and 15,861,352 shares as of September 30, 2017, resulting from the pro forma issuance of shares of common stock upon the assumed exercise of all the 2,518,291 estimated participating Series W Warrants in the Series W Warrants Offer-to-Exercise transaction.

Pre-Initial Public Offering

In connection with the organization of the Company in June 2014, a total of 8,083,049 shares of the Company’s common stock and 8,710,181 warrants (of which 627,133 warrants were subsequently returned to the Company in October 2014) (“Founders’ Warrants”) were sold to the Company’s founders (the “Founders”) for an aggregate purchase price of $3,212.

In June 2014 and July 2014, in a private placement (Private Placement 1), a total of 418,089 units, consisting of one share of common stock and one warrant, were sold to the initial investor investors (“Initial Investors”) for an aggregate purchase price of $75,000 less offering costs of $7,500. In November 2014, the Company completed another private placement (Private Placement 2) of 2,355,233 units, consisting of one share of common stock and one warrant, raising $845,000 in gross offering proceeds less offering costs of $46,500. Taken together, the Private Placement 1 warrants and Private Placement 2 warrants are referred to collectively as the “Private Placement Warrants”. Subsequently, in September 2015, 1,393,629 shares of common stock were issued as a result of the exercise of 1,393,629 Private Placement Warrants for cash proceeds of $1.25 million.

C-16

Note 4 — Series A Convertible Preferred Stock, Stockholders’ Deficit, and Warrants (continued)

Common Stock (continued)

In August 2015, the Company issued 97,554 warrants to an outside advisor in exchange for services.

The 9,560,295 remaining unexercised warrants discussed above, were subsequently converted into Series W Warrants as issued in the Company’s April 28, 2016 initial public offering (“IPO”), and are therefore aggregated with the Series W Warrants issued in the IPO, and together are collectively referred to as “Series W Warrants” - see below for a further discussion of the Series W Warrants.

Initial Public Offering

Under a registration statement on Form S-1 (File No. 333-203569) declared effective January 29, 2016, the Company’s IPO was consummated on April 28, 2016, resulting in $4.2 million of net cash proceeds, after deducting cash selling agent discounts and commissions and offering expenses, from the issuance of 1,060,000 units at an offering price of $5.00 per unit, with each such unit comprised of one share of common stock of the Company and one warrant to purchase a share of common stock of the Company, with such warrant referred to as a “Series W Warrant” - see below for a discussion of the Series W Warrant. The Company estimated the fair value of its common stock issued in the IPO using the guideline transaction method of the market approach and arrived at an estimated fair value of common stock of $3.50.

The units issued in the IPO were initially listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “PAVMU”, until July 27, 2016, when the PAVMU units ceased to be quoted and traded on Nasdaq, and the underlying shares of common stock and the Series W Warrants began separate trading on Nasdaq, under their respective individual symbols of “PAVM” for the shares of common stock and “PAVMW” for the Series W Warrants - see below for a discussion of the Series W Warrant.

Post-Initial Public Offering

In March 2017 and September 2017, 400 shares and 11,850 shares of common stock were issued, resulting from a corresponding number of Series W Warrants exercised for $2,000 and $59,250 of cash proceeds, respectively. In November 2016 and December 2016, 20,732 and 79 shares of common stock were issued, resulting from the cashless exercise of 40,000 and 200 Series W Warrants, respectively.

Subsequently, in October 2017, 532,000 shares of common stock were issued, resulting from a corresponding number of Series S Warrants exercised for $5,320 of cash proceeds; in November 2017, 122,080 shares of common stock were issued, resulting from the cashless exercise of 122,360 Series S Warrants; and, in November 2017, 532,000 shares of common stock were issued, resulting from a corresponding number of Series S Warrants exercised for $5,320 of cash proceeds.

Subsequently, at the election of their respective holders, in November 2017, 10,021 shares of common stock were issued upon the conversion of 8,334 shares of Series A Convertible Preferred Stock, and in December 2017, 12,072 shares of common stock were issued upon the conversion of 10,000 shares of Series A Convertible Preferred Stock.

Subsequently, in January 2018, the Company conducted an underwritten public offering pursuant to its shelf registration statement on SEC Form S-3 (File No. 333-220549), declared effective October 6, 2017, along with a corresponding prospectus supplement dated January 19, 2017. On January 19, 2018, the Company entered into an underwriting agreement with Dawson James Securities, Inc., as sole underwriter, under which the company agreed to issue to the underwriter 2,415,278 shares of common stock on a firm commitment basis and up to an additional 362,292 shares at the option of the underwriter, exercisable within 45 calendar days from January 19, 2018, solely to cover over-allotments, if any. Through January 26, 2018, the Company had issued a total of 2,649,818 shares of common stock for $1.80 per share, including 234,540 subject to the over-allotment option, resulting in $4,263,099 of net cash proceeds, after underwriting discounts of $381,574, and estimated offering costs of $125,000.

Unit Purchase Options

On April 28, 2016, the Company issued 53,000 unit purchase options to the selling agents in the Company’s IPO (“UPO”), with such unit purchase options enabling the holder to purchase at an exercise price of $5.50 per unit, with each such unit being identical to the unit issued in the Company’s IPO, and thus comprised of one share of common stock and one Series W Warrant to purchase a share of common stock of the Company at an exercise price of $5.00 per share, as discussed above. The estimated the fair value of such unit purchase options was $105,100, which was accounted for as offering costs of the Company’s IPO, and was determined using a Black-Scholes option pricing model with the following assumptions: fair value of the underlying unit of $5.00, expected volatility of 50%, risk free rate of 1.28%, remaining contractual term of 4.6 years, and a dividend yield of 0%.

Rights Offering

The Company has filed an initial registration statement on Form S-1 (File No. 333-222581), currently under SEC review, related to a proposed rights offering, wherein one transferable subscription right will be issued for each share of common stock of the Company, as issued and outstanding on a future record date, to be determined by the Company’s Board of Directors. As currently proposed, for a period of 30 days from their distribution date, the subscription right may be exercised for $2.25 per unit, to purchase a unit comprised of one share of common stock of the Company and one Series Z Warrant. The Series Z Warrant is expected to have an exercise price of $3.00 per share and an exercise period of six years. As currently proposed, the unit will trade for at least 90 days, after which the unit will separate into the underlying share of common stock and the Series Z Warrant.

C-17

Note 4 — Series A Convertible Preferred Stock, Stockholders’ Deficit, and Warrants (continued)

Warrants

The accounting for warrants issued to purchase shares of common stock of the Company is based on the specific terms of the respective warrant agreement. Generally, warrants are classified as equity, but may be classified as a derivative liability if the warrant agreement provides for cash settlement or has certain exercise price adjustment provisions.

The following table summarizes outstanding warrants to purchase common stock at the dates indicated:

	Warrants Exercisable at
		Weighted		Weighted
		Average		Average
	September 30,	Exercise	December 31,	Exercise	Expiration
	2017	Price /Share	2016	Price	Date
Equity classified warrants
Series W Warrants	10,567,845	$5.00	10,580,095	$5.00	January 2022
Unit Purchase Options - Series W Warrants	53,000	$5.00	53,000	$5.00	January 2022
Series S Warrants	2,660,000	$0.01	—	$—	June 2032
Series A-1 Warrants	125,000	$6.67	—	$—	April 2024
Liability classified warrants
Series A Warrants	422,838	$6.65	—	$—	April 2024

Total	13,828,683	$4.11	10,580,095	$5.00

Series W Warrants

The Series W Warrants have an exercise price of $5.00 per share, with such exercise price not subject to further adjustment, except in the event of stock dividends, stock splits or similar events affecting the common stock, and became exercisable on October 28, 2016 and expire on January 29, 2022 or earlier upon redemption by the Company, as discussed below.

As discussed above, a total of 1,060,000 Series W Warrants were issued in the Company’s IPO, and the remaining previously issued (pre-IPO) 9,560,295 unexercised warrants outstanding on the April 28, 2016 date of the Company’s IPO were automatically converted into Series W Warrants issued in the Company’s IPO, and are therefore aggregated with the 1,060,000 Series W Warrants issued in the IPO, and together are collectively referred to as Series W Warrants.

In March 2017 and September 2017, 400 and 11,850 Series W Warrants were exercised for cash proceeds of $2,000 and $59,250, respectively, resulting in the issuances of a corresponding number of shares of common stock. In November and December 2016, 40,000 and 200 Series W Warrants were exercised on a cashless basis, resulting in the issuance of 20,732 and 79 shares of common stock, respectively.

As of September 30, 2017 and December 31, 2017, there were 10,567,845 Series W Warrants issued and outstanding on an actual historical basis, and 8,049,554 Series W Warrants issued and outstanding on a pro forma basis, as revised for the pro forma adjustment of the September 30, 2017 exercise of 2,518,291 Series W Warrants.

Commencing April 28, 2017, the Company may redeem the outstanding Series W Warrants (other than those outstanding prior to the IPO held by the Company’s management, founders, and members thereof, but including the warrants held by the initial investors), at the Company’s option, in whole or in part, at a price of $0.01 per warrant: at any time while the warrants are exercisable; upon a minimum of 30 days’ prior written notice of redemption; if, and only if, the volume weighted average price of the Company’s common stock equals or exceeds $10.00 (subject-to adjustment) for any 20 consecutive trading days ending three business days before the Company issues its notice of redemption, and provided the average daily trading volume in the stock is at least 20,000 shares per day; and, if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants. The right to exercise will be forfeited unless the IPO Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of an IPO Warrant will have no further rights except to receive the redemption price for such holder’s IPO Warrant upon surrender of such warrant.

The Company filed a Registration Statement on Form S-1 (File No. 333-214288), declared effective February 3, 2017, (the “February 2017 Form S-1”) to register the issuance of 1,020,000 shares of the Company’s common stock upon the exercise of 1,020,000 remaining unexercised Series W Warrants, along with the registration of (i) the issuance of 1,062,031 shares of the Company’s common stock upon the exercise of 1,062,031 certain Series W Warrants issued prior to the Company’s IPO, but only in the event such certain Series Warrants are publicly transferred pursuant to Rule 144 prior to their exercise, or (ii) the resale of such 1,062,031 shares of common stock, but only in the event such certain Series W Warrants are exercised prior to being publicly transferred pursuant to Rule 144. Separately, in January 2017, the Company’s CEO purchased 25,000 Series W Warrants issued prior to the Company’s IPO, from a shareholder who had previously purchased shares of common stock and warrants in the Company’s pre-IPO private financings, with shares of common stock underlying such IPO Warrants purchased by the CEO not included in the February 2017 Form S-1.

As provided for in the Series W Warrant agreement, the Company is offering to holders of Series W Warrants a temporary exercise price of $2.00 per share, as more fully described in the Schedule TO herein (“Series W Warrants Offer-to-Exercise”). See Note 2, Summary Description of Series W Warrants Offer-to-Exercise Transaction, Basis of Presentation, Pro Forma Adjustments, and Significant Accounting Policies, for a discussion of the Series W Warrants Offer to Exercise.

C-18

Note 4 — Series A Convertible Preferred Stock, Stockholders’ Deficit, and Warrants (continued)

Warrants (continued)

Series S Warrants

The Company and Scopia Holdings LLC (“Scopia or the Lender”) entered into a Note and Security Purchase Agreement under which, on July 3, 2017, the Company issued to Scopia and its designees, a Senior Secured Note (“Scopia Note”), and 2,660,000 Series S Warrants to purchase shares of common stock of the Company. The Series S Warrants were immediately exercisable upon issuance, have an exercise price of $0.01 per share, with such exercise price not subject to further adjustment, except in the event of stock dividends, stock splits or similar events affecting the common stock, may be exercised for cash or on a cashless basis, and expire June 30, 2032, with any Series S Warrants outstanding on their expiration date will be automatically exercised on a cashless basis.

The Scopia Note and the Series S Warrants are freestanding financial instruments, as the Series S Warrants were immediately legally detachable from the Scopia Note and were immediately exercisable. The Series-S Warrants are classified as equity in the condensed consolidated balance sheet. The Scopia Note net cash proceeds were allocated to the Scopia Note and the Series S Warrants based on their respective relative fair value, resulting in an allocation of $1,408,125 to the Scopia Note and $3,434,452 to the Series S-Warrants.

As of September 30, 2017, there were 2,660,000 Series S Warrants issued and outstanding. Subsequently, in October 2017, 532,000 Series S Warrants were exercised for cash proceeds of $5,320, resulting in the issuance of a corresponding number of shares of common stock; in November 2017, 122,360 Series S Warrants were exercised on a cashless basis, resulting in the issuance of 122,080 shares of common stock; and in November 2017, 532,000 Series S Warrants were exercised for cash proceeds of $5,320, resulting in the issuance of a corresponding number of shares of common stock. Accordingly, at December 31, 2017, there were 1,473,640 Series S Warrants issued and outstanding.

As required by the Note and Security Purchase Agreement between the Company and Scopia, the Company filed a registration statement on Form S-3 (File No. 333-221406), declared effective January 8, 2017, (“the January 2018 Form S-3”), to register the issuance of a total of 2,810,654 shares of common stock of the Company, including 1,473,640 shares issuable, and 1,186,080 shares previously issued, upon the exercise of Series S Warrants; and, the registration of (i) the issuance of 150,934 shares of the Company’s common stock upon the exercise of 150,934 certain Series W Warrants issued prior to the Company’s IPO, but only in the event such certain Series W Warrants are publicly transferred pursuant to Rule 144 prior to their exercise, or (ii) the resale of such 150,934 shares of common stock, but only in the event such certain Series W Warrants are exercised prior to being publicly transferred pursuant to Rule 144.

Series A-1 Warrants

The Series A-1 Warrants were exercisable upon their issuance and expire after the close of business on April 30, 2024, and each may be exercised for one share of common stock at an exercise price of $6.67 per share, with such exercise price not subject to further adjustment, except for the effect of stock dividends, stock splits or similar events affecting the common stock. Additionally, through April 30, 2024, each Series A-1 Warrant, at the option of the holder, may be exchanged into five Series W Warrants or four Series X-1 Warrants. The Series W Warrants or Series X-1 Warrants issued upon the exchange of a Series A-1 Warrant are discussed below. As of September 30, 2017 and December 31, 2017, no Series A-1 Warrants had been exchanged for Series W Warrants nor Series X-1 Warrants. As the issuance of Series W Warrants upon the exchange of Series A-1 Warrants is solely at the election of the Series A-1 Warrant holder, such unissued Series W Warrants are contingently issuable and therefore have not been included in the pro forma adjustment of the number of Series W Warrants estimated to participate in the Series W Warrant Offer-to-Exchange.

As of September 30, 2017, there were 125,000 Series A-1 Warrants issued and outstanding. As noted above, on the Series A Exchange Offer November 17, 2017 expiration date, a total of 154,837 Series A Warrants were exchanged for 154,837 Series A-1 Warrants. Accordingly, as of December 31, 2017, there were 279,837 Series A-1 Warrants issued and outstanding.

The Series A-1 Warrants are not subject to redemption, and under no circumstances will the Company be required to net cash settle the Series A-1 Warrants. The Series A-1 Warrants have been accounted for as equity-classified warrants, with an issue-date allocated fair value of $310,450, as discussed above.

During the time the Series A-1 Warrants are outstanding, the holders will be entitled to participate in dividends or other distributions on a pro rata basis based upon the equivalent number of common shares that would have been outstanding had the warrants been fully exercised.

C-19

Note 4 — Series A Convertible Preferred Stock, Stockholders’ Deficit, and Warrants (continued)

Warrants (continued)

Series W Warrants and Series X-1 Warrants Issued Upon Exchange of Series A-1 Warrants

As discussed above, a Series A-1 Warrant, at the election of the holder, may be exchange for five Series W Warrants or four Series X-1 Warrants. As of September 30, 2017 and December 31, 2017, no Series A-1 Warrants had been exchanged for Series W Warrants nor Series X-1 Warrants. Notwithstanding, the 125,000 and 279,837 Series A-1 Warrants issued and outstanding at September 30, 2017 and December 31, 2017, respectively, if exchanged, would result in the issuance of 625,000 and 1,399,185, respectively, of such Series W Warrants or the issuance of 500,000 or 1,119,348, respectively, of such Series X-1 Warrants.

As more fully discussed above, the Series W Warrants issued upon the exchange of a Series A-1 Warrant have an exercise price of $5.00 per share, with such exercise price not subject to further adjustment, except in the event of stock dividends, stock splits or similar events affecting the common stock, and became exercisable on October 28, 2016 and expire on January 29, 2022 or earlier upon redemption by the Company, as discussed above.

As  the issuance of Series W Warrants upon the exchange of Series A-1 Warrants is solely at the election of the Series A-1 Warrant holder, such unissued Series W Warrants are contingently issuable and therefore have not been included in the pro forma adjustment of the number of Series W Warrants estimated to participate in the Series W Warrant Offer- to-Exchange.

The Series X-1 Warrants issued upon exchange of a Series A-1 Warrant, are exercisable for one share of common stock of the Company at $6.00 per share, with such Series X-1 Warrant exercise price not subject to further adjustment, except in the event of stock dividends, stock splits or similar events affecting the common stock. The Series X-1 Warrants are exercisable commencing on the first trading day following October 31, 2018 - as it is the later of (i) the May 21, 2017 stockholder approval in accordance with Nasdaq Stock Market Rule 5635(d) of the Series A Preferred Stock Units private placement; or (ii) October 31, 2018. The Series X-1 Warrants may be exercised until their April 30, 2024 expiration date, or earlier upon redemption by the Company, as discussed below. At their expiration date, provided the closing price of the Company’s common stock is greater than $6.00 /per share, any such outstanding Series X-1 Warrants will be automatically exercised via a cashless exercise.

The Company may redeem all, but not less than all, of the issued and outstanding Series X-1 Warrants, at any time after April 30, 2019, at a price of $0.01 per Series X-1 Warrant, if the volume weighted average price per share of the common stock of the Company has been for twenty trading days out of the thirty trading day period ending three business days prior to the notice of redemption, at least $18.00, with such price adjusted for stock splits, stock dividends, or similar events occurring after the August 4, 2017 closing date of the Series A-1 Preferred Stock Units private placement.

Series X Warrants Issued Upon Exchange of Series A Warrants

A Series A Warrant, as discussed below, at the election of the holder, may be exchanged for four Series X Warrants. As of September 30, 2017, no Series A Warrants had been exchanged for Series X Warrants. Notwithstanding, the 422,838 Series A Warrants issued and outstanding at September 30, 2017, if exchanged, would result in the issuance of 1,691,352 such Series X Warrants.

The Series X Warrants issued upon exchange of a Series A Warrant are exercisable for one share of common stock at $6.00 per share, with such Series X Warrant exercise price not subject to further adjustment, except in the event of stock dividends, stock splits or similar events affecting the common stock. The Series X Warrants are exercisable commencing on the first trading day following October 31, 2018 - as it is the later of (i) the May 21, 2017 stockholder approval in accordance with Nasdaq Stock Market Rule 5635(d) of the Series A Preferred Stock Units private placement; or (ii) October 31, 2018. The Series X Warrants may be exercised until their April 30, 2024 expiration date, or earlier upon redemption by the Company, as discussed below. At their expiration date, provided the closing price of the Company’s common stock is greater than $6.00 per share, any such outstanding Series X Warrants will be automatically exercised via a cashless exercise.

The Company may redeem all, but not less than all, of the issued and outstanding Series X Warrants, at any time after April 30, 2019, at a price of $0.01 per Series X Warrant, if the volume weighted average price per share of the common stock of the Company has been for twenty trading days out of the thirty trading day period ending three business days prior to the notice of redemption, at least $18.00, with such price adjusted for stock splits, stock dividends, or similar events occurring after the January 26, 2017 initial closing date of the Series A Preferred Stock Units private placement.

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Note 4 — Series A Convertible Preferred Stock, Stockholders’ Deficit, and Warrants (continued)

Warrants (continued)

Liability-Classified Warrants

Common stock warrants are accounted for as derivative liabilities if the warrants allow for cash settlement or provide for modification of the warrant exercise price in the event subsequent sales of common stock are at a lower price per share than the then-current warrant exercise price, as is the case for the Series A Warrants. The Company classifies derivative warrant liabilities on the condensed consolidated balance sheet as a current liability, initially measured at its issue-date fair value, with such fair value subsequently remeasured at each reporting period, with the resulting fair value adjustment recognized as other income or expense on the condensed consolidated statement of operations. If upon the occurrence of an event resulting in the warrant liability or the embedded derivative liability to be subsequently classified as equity, the fair value will be adjusted on such date-of-occurrence, with such date-of-occurrence fair value adjustment recognized as other income or expense, and then it will be classified as equity at such date-of-occurrence adjusted fair value.

Series A Warrants

The Series A Warrants became exercisable on May 21, 2017 upon stockholder approval of the Series A Preferred Stock Units private placement, with such approval obtained in accordance with Nasdaq Stock Market Rule 5635(d), and expire after the close of business on April 30, 2024. The Series A Warrants are not subject to redemption.

The Series A Warrants may be exercised for one share of common stock at an exercise price of $6.65 per share, with such exercise price initially $8.00 per share at issuance, and subsequently adjusted to $6.67 per share upon the issuance of the Series S Warrants on July 3, 2017, and then to $6.65 per share upon the issuance of the Series A-1 Preferred Stock Units on August 4, 2017. Additionally, through April 30, 2024, each Series A Warrant, at the election of the holder, may be exchanged for four Series X Warrants, with such Series X Warrants discussed above.

As of September 30, 2017, no Series A Warrants had been exchanged for Series X Warrants. As noted above, on the Series A Exchange Offer November 17, 2017 expiration date, a total of 154,837 Series A Warrants were exchanged for 154,837 Series A-1 Warrants. Accordingly, as of December 31, 2017, there were 268,001 Series A Warrants issued and outstanding.

The Series A Warrant exercise price is subject to further reduction by a prescribed formula on a weighted average basis in the event the Company issues common stock, options, or convertible securities at a price lower than the exercise price of Series A Warrants immediately prior to such securities issuance.

During the time the Series A Warrants are outstanding, the holders will be entitled to participate in dividends or other distributions on a pro rata basis based upon the equivalent number of common shares that would have been outstanding had the warrants been fully exercised.

As noted above, the Series A Warrants are accounted for as a derivative liability under FASB ASC 815, as, along with other provisions, the conversion price is subject to potential adjustment resulting from future financing transactions, under certain conditions. The Series A Warrant is classified as a current liability on the unaudited condensed consolidated balance sheet, initially measured at its issue-date fair value, with such fair value subsequently remeasured at each reporting period, with the resulting fair value adjustment recognized as other income or expense on the condensed consolidated statement of operations. See Note 3, Financial Instruments Fair Value Measurements, for further detail regarding the fair value of the Series A Warrants liability.

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Note 5 —Loss Per Share

Basic and diluted net loss per share for the periods indicated, both on an as reported basis and on a net loss per share attributable to common stockholders basis, on a historical basis and on a pro forma basis resulting from the issuance of 2,518,291 shares of common stock upon the assumed exercise of all the estimated participating Series W Warrants in the Series W Warrants Offer-to-Exercise transaction, with such issued shares of common stock issued on January 1, 2017, is as follows:

	Nine
	Months	Year
	Ended	Ended
	2017	2016
Numerator
Net loss - as reported - historical	$(10,389,113)	$(5,650,851)
Expense - Series W Warrant temporary exercise price modification - pro forma	(881,402)
Net loss - as reported - pro forma	(11,270,515)

Series A Convertible Preferred Stock undeclared and accumulated dividends - historical(1)	(130,010)	—
Series A-1 Convertible Preferred Stock undeclared and accumulated dividends - historical(2)	(6,196)	—
Deemed dividend Series A-1 Convertible Preferred Stock - historical(3)	(182,500)

Net loss attributable to common stockholders - historical(4)	$(10,707,819)	$(5,650,851)
Net loss attributable to common stockholders - pro forma(4)	$(11,589,221)

Denominator
Weighted-average common stock outstanding - historical	13,331,585	12,972,153
Common stock issued upon exercise of Series W Warrants Offer-to-Exchange - pro forma	2,518,291
Weighted-average common shares outstanding - pro forma	15,849,876

Loss per share
Basic and diluted(5)
- Net loss - as reported - historical	$(0.78)	$(0.44)
- Net loss - as reported - pro forma	$(0.71)

- Net loss attributable to common stockholders - historical	$(0.80)	$(0.44)
- Net loss attributable to common stockholders - pro forma	$(0.73)

(1)	The Series A Convertible Preferred Stock provides for dividends at an 8% annual rate, compounded quarterly, accumulate, and are payable in arrears upon being declared by the Company’s Board of Directors. The Series A Convertible Preferred Stock dividends from April 1, 2017 through April 1, 2021 are payable-in-kind (“PIK”) in additional shares of Series A Convertible Preferred Stock. The dividends may be settled, after April 1, 2021, at the election of the Company, through any combination of the issuance of additional Series A Convertible Preferred Stock, common shares, and /or cash payment. As of September 30, 2017, Series A Convertible Preferred Stock dividends totaling $130,010 or a payment-in-kind of 21,711 shares of Series A Convertible Preferred Stock, were earned, accumulated, and in arrears, as the Company’s Board of Directors had not declared such dividends payable, and, as such, the Company has not recognized a Series A Convertible Preferred Stock dividend payable liability as of September 30, 2017, and will not recognize such dividend payable liability until they are declared by the Company’s Board of Directors.

(2)	The Series A-1 Convertible Preferred Stock provides for dividends at an 8% annual rate, compounded quarterly, accumulate, and are payable in arrears upon being declared by our Board of Directors. The Series A-1 Convertible Preferred Stock dividends from October 1, 2017 through October 1, 2021 are payable-in-kind (“PIK”) in additional shares of Series A-1 Convertible Preferred Stock. The dividends may be settled, after October 1, 2021, at the election of the Company, through any combination of the issuance of additional Series A-1 Convertible Preferred Stock, common shares, and /or cash payment. As of September 30, 2017, Series A-1 Convertible Preferred Stock dividends totaling $6,196 or a payment-in-kind of 1,551 shares of Series A-1 Convertible Preferred Stock, were earned, accumulated, and in arrears, as the Company’s Board of Directors had not declared such dividends payable, and, as such, the Company has not recognized a Series A-1 Convertible Preferred Stock dividend payable liability as of September 30, 2017, and will not recognize such dividend payable liability until they are declared by the Company’s Board of Directors.

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Note 5 —Loss Per Share (continued)

(3)	The Series A-1 Preferred Stock Units cash proceeds allocated to the Series A-1 Convertible Preferred Stock resulted in an effective conversion price below the issue date fair value of the underlying shares of common stock, resulting in a $182,500 beneficial conversion feature, which was accounted for as an implied discount on the Series A-1 Convertible Preferred Stock. The Series A-1 Convertible Preferred Stock does not have a stated redemption date and was immediately convertible upon issuance, resulting in the full accretion of the beneficial conversion feature as a deemed dividend paid to the Series A-1 Convertible Preferred Stock on the Series A-1 Preferred Stock Units August 4, 2017 issue date.

(4)	The holders of the Series A Warrants and the Series A-1 Warrants have the same rights to receive dividends as the holders of common stock. As such, the Series A Warrants and Series A-1 Warrants are considered participating securities under the two-class method of calculating net loss per share. The Company has incurred net losses to-date, and as the holders of the Series A Warrants and the Series A-1 Warrants are not contractually obligated to share in the losses, there is no impact on the Company’s net loss per share calculation for the periods indicated.

(5)	Basic net loss per share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing the net loss by the sum of the weighted-average number of common shares outstanding during the reporting period, and, if dilutive, the weighted average incremental shares resulting from common stock equivalents, computed using the treasury stock method. The Company’s common stock equivalents include: stock options, unit purchase options, convertible preferred stock, and warrants. Notwithstanding, as the Company’s consolidated financial results resulted in a net loss for all periods presented, diluted net loss per share is the same as basic net loss per share, due to the exclusion of incremental shares resulting from common stock equivalents as their inclusion would have been anti-dilutive.

The following common stock equivalents have been excluded from the computation of diluted weighted average shares outstanding as their inclusion would be anti-dilutive:

	September 30,	December 31,
	2017	2016
	Pro Forma	Historical
Stock Options	1,921,924	1,633,313
Unit purchase options as to shares of common stock	53,000	53,000
Unit purchase options as to shares underlying Series W Warrants	53,000	53,000
Series W Warrants(6)(10)	8,049,554	10,580,095
Series A Convertible Preferred Stock(7)	422,838	—
Series A Warrants(8)	422,838	—
Series X Warrants(8)	—	—
Series A-1 Convertible Preferred Stock(9)	125,000	—
Series A-1 Warrants(10)	125,000	—
Series X-1 Warrants(10)	—	—
Series S Warrants(11)	2,660,000	—
Total	13,833,154	12,319,408

(6)	As of September 30, 2017 and December 31, 2017, there were 10,567,845 Series W Warrants issued and outstanding on an actual historical basis, and 8,049,554 Series W Warrants issued and outstanding on a pro forma basis, as revised for the pro forma adjustment of the September 30, 2017 exercise of 2,518,291 Series W Warrants.

(7)	The 422,838 shares of Series A Convertible Preferred Stock, issued and outstanding as of September 30, 2017, at the election of the holder, if-converted into a number of shares of common stock at a conversion ratio equal to its $6.00 per share stated value divided by a conversion price of $4.99 per share, with such conversion price subject to further reduction, would result in 508,422 incremental shares of newly-issued common stock at September 30, 2017. Additionally, the 249,667 shares of Series A Convertible Preferred Stock, issued and outstanding as of December 31, 2017, at the election of the holder, if-converted into a number of shares of common stock at a conversion ratio equal to its $6.00 per share stated value divided by a conversion price of $4.97 per share, with such conversion price subject to further reduction, would result in 301,416 incremental shares of newly-issued common stock at December 31, 2017.

(8)	The 422,838 and 268,001 Series A Warrants, issued and outstanding at September 30, 2017 and December 31, 2017, respectively, at the election of the holder, may be exchanged for four Series X Warrants under the terms of the Series A Warrant agreement. The Series X Warrants issued in exchange for the Series A Warrants are exercisable commencing on the first trading day following October 31, 2018, and are therefore not exercisable for shares of common stock at September 30, 2017 and December 31, 2017, and would not result in common stock equivalent incremental shares for purposes of diluted weighted average shares outstanding on such dates. At September 30, 2017 and December 31, 2017, no Series A Warrants had been exchanged for Series X Warrants.

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Note 5 —Loss Per Share (continued)

(9)	The 125,000 and 357,259 shares of Series A-1 Convertible Preferred Stock, issued and outstanding at September 30, 2017 and December 31, 2017, respectively, at the election of the holder, if-converted into a number of shares of common stock at a conversion ratio equal to its $4.00 per share stated value divided by a conversion price of $4.00 per share, with such conversion price not subject to further adjustment, would result in 125,000 and 357,259 incremental shares of newly-issued common stock at September 30, 2017 and December 31, 2017, respectively.

(10)	The 125,000 and 279,837 Series A-1 Warrants, issued and outstanding at September 30, 2017 and December 31, 2017, respectively, at the election of the holder, may be exchanged for five Series W Warrants or four Series X-1 Warrants under the terms of the Series A-1 Warrant agreement. The Series W Warrants issued in exchange for the Series A-1 Warrants would be exercisable upon their issuance. The Series X-1 Warrants issued upon the exchange of the Series A-1 Warrants are exercisable commencing on the first trading day following October 31, 2018, and are therefore not exercisable for shares of common stock at September 30, 2017 and December 31, 2017, and would not result in common stock equivalent incremental shares for purposes of diluted weighted average shares outstanding on such dates. At September 30, 2017 and December 31, 2017, no Series A-1 Warrants had been exchanged for Series W Warrants or Series X1 Warrants.

(11)	As of September 30, 2017, there were 2,660,000 Series S Warrants issued and outstanding. Subsequently, in October 2017, 532,000 Series S Warrants were exercised for cash proceeds of $5,320, resulting in the issuance of a corresponding number of shares of common stock; in November 2017, 122,360 Series S Warrants were exercised on a cashless basis, resulting in the issuance of 122,080 shares of common stock; and in November 2017, 532,000 Series S Warrants were exercised for cash proceeds of $5,320, resulting in the issuance of a corresponding number of shares of common stock. Accordingly, at December 31, 2017, there were 1,473,640 Series S Warrants issued and outstanding.

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